RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-189888

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated April 3, 2014

Pricing Supplement Dated April __, 2014 to the Product Prospectus
Supplement ERN-ES-1 Dated July 26, 2013, Prospectus Supplement
Dated July 23, 2013, and Prospectus, Dated July 23, 2013
$__________ Buffered Autocallable Notes Linked to Common Stock of Facebook, Inc. Due July 14, 2015 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Autocallable Notes (the “Notes”) linked to the performance of the common stock of Facebook Inc. (the “Reference Asset”).

The CUSIP number for the Notes is 78010UUM7. The Notes will be automatically called at the applicable Call Amount if the closing price of the Reference Asset on any quarterly Observation Date is greater than or equal to the Initial Level. If the Notes are not called and the Final Level is greater than or equal to the Buffer Level, investors will receive the principal amount. If the Notes are not called and the Final Level is less than the Buffer Level, investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease from the Buffer Level to the Final Level.  Any payments on the Notes are subject to our credit risk.

The Notes will be issued on April 14, 2014, and will mature on July 14, 2015.

Call Amounts: For each Note, the prinicpal amount plus a coupon of [4.25% to 5.00%], [8.50% to 10.00%], [12.75% to 15.00%], [17.00% to 20.00%] or [21.25% to 25.00%], if called on the first, second, third, fourth or final Observation Date, respectively.

The Notes will not be listed on any U.S. securities exchange.  The Notes will not pay any interest or other payment prior to maturity or automatic call.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated July 23, 2013, “Risk Factors” beginning on page PS-4 of the product prospectus supplement dated July 25, 2013, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions(1)	1.25%	$
Proceeds to Royal Bank of Canada(1)	98.75%	$

 (1) The price to public for the Notes sold to certain advisory accounts will be 98.75%.  RBC Capital Markets, LLC will not receive an agent’s commission in connection with these sales.

The initial estimated value of the Notes as of the date of this terms supplement is $971.50 per $1,000 in principal amount, which is less than the price to public. The final pricing supplement relating to the Notes will set forth our estimate of the initial value of the Notes as of the Pricing Date, which will not be less than $951.50 per $1,000 in principal amount.  The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $12.50 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $12.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series F

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	Common Stock of Facebook, Inc.

Bloomberg Ticker:	FB

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	April 9, 2014

Issue Date:	April 14, 2014

CUSIP:	78010UUM7

Payment Upon an Automatic Call:
If, on any Observation Date, the closing price of the Reference Asset is greater than or equal to the Initial Level, then the investor will receive an amount per $1,000 principal amount per Note equal to:

Principal Amount + Call Premium

Payment at Maturity (if held to maturity)
If on the final Observation Date, the Notes are not called, and the Percentage Change is less than 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -15%), then the investor will receive the principal amount only.

If on the final Observation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -15.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level - Initial Level Initial Level

Initial Level:	The closing price of the Reference Asset on the Pricing Date.

Final Level:	The closing price of the Reference Asset on the final Observation Date.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

Call Amounts (per Unit) and Call Premiums:	[$1,042.50 to $1,050.00], representing a Call Premium of [4.25% to 5.00%] of the principal amount, if called on the first Observation Date;

[$1,085.00 to $1,100.00], representing a Call Premium of [8.50% to 10.00%] of the principal amount, if called on the second Observation Date;

[$1,127.50 to $1,150.00], representing a Call Premium of [12.75% to 15.00%] of the principal amount, if called on the third Observation Date;

[$1,170.00 to $1,200.00], representing a Call Premium of [17.00% to 20.00%] of the principal amount, if called on the fourth Observation Date; and

[$1,212.50 to $1,250.00], representing a Call Premium of [21.25% to 25.00%] of the principal amount, if called on the final Observation Date.

The actual Call Amounts and Call Premiums will be determined on the Pricing Date.

Observation Dates	Observation Date	Call Settlement Date
and Call Settlement	July 9, 2014	July 14, 2014
Dates:	October 9, 2014	October 15, 2014
	January 9, 2015	January 14, 2015
	April 9, 2015	April 14, 2015
	July 9, 2015	July 14, 2015 (the Maturity Date)

The Observation Dates are subject to postponement.

Buffer Percentage:	15%

Buffer Level:	85% of the Initial Level

Maturity Date:	July 14, 2015, subject to extension for market and other disruptions, as described in the product prospectus supplement dated July 25, 2013.

Term:	Approximately fifteen (15) months, if not called prior to maturity.

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if your Notes are not called and there is a percentage decrease from the Initial Level to the Final Level of more than 15%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated July 25, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated July 23, 2013).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated July 26, 2013, as modified by this terms supplement.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013 and the product prospectus supplement dated July 26, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated July 23, 2013 and “Risk Factors” in the product prospectus supplement dated July 26, 2013, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Product Prospectus Supplement ERN-ES-1 dated July 26, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004117/e725135424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the payment on the Notes are not estimates or forecasts of the Initial Level, the closing price of the Reference Asset on any Observation Date, the Final Level or the price of the Reference Asset on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Buffer Percentage of 15% (the Buffer Level is 85% of the Initial Level), a Call Premium of 4.625% per quarter (the midpoint of the Call Premium range of 4.25% to 5.00% per quarter), and that no market disruption event occurs on any Observation Date.

Notes Are Called on an Observation Date

Example 1 – The price of the Reference Asset has increased by 5% on the first Observation Date. Therefore, the Notes will be called at $1,000.00 plus the Call Premium of $46.25 = $1,046.25 per unit. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 2 – The price of the Reference Asset has not increased on the first Observation Date, but the price of the Reference Asset has increased by 5% on the second Observation Date. Therefore, the notes will be called at $1,000.00 plus the Call Premium of $92.50 = $1,092.50 per unit. After the Notes are called, they will no longer remain outstanding and there will not be any further payments on the Notes.

Example 3 – The price of the Reference Asset has not increased on the first, second, third or fourth Observation Dates, but the price of the Reference Asset has increased by 5% on the final Observation Date. Therefore, the notes will be called at $1,000 plus the Call Premium of $231.125 = $1,231.125 per unit.

Notes Are Not Called on any Observation Date

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-10%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 15%)] = $1,000 - $150 = $850

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $850, a -15% return on the Notes.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Risk Factors,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if the price of the Reference Asset is less than the Initial Level on each Observation Date.  If the Notes are not called, you will lose one percent of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than 15%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date or upon an automatic call is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
The Notes May Be Automatically Called — The Notes will be automatically called if the closing price of the Reference Asset on any Observation Date is greater than the Initial Level.  As a result, the Notes may be outstanding for as little as three months.  If then toes are automatically called, you may not be able to make an investment with a return that is similar to that of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Initial Estimated Value of the Notes Will Be Less than the Price to the Public – The initial estimated value set forth on the cover page and that will be set forth in the final pricing supplement for the Notes does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time.  If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value.  This is due to, among other things, changes in the price of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes.  These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

•
The Initial Estimated Value of the Notes on the Cover Page and that We Will Provide in the Final Pricing Supplement Are Estimates Only, Calculated as of the Time the Terms of the Notes Are Set –The initial estimated value of the Notes will be based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes.  See “Structuring the Notes” below.  Our estimates are based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Owning the Notes Is Not the Same as Owning the Reference Asset – The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Asset.  For example, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Asset during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Asset may have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, and you will not fully participate in such appreciation other than on any Observation Date.

•
The Reference Asset’s Historical Performance Is Not Necessarily Indicative of Its Future Performance – You should not rely upon the historical performance of the Reference Asset as an indication of its future performance.  In addition, as set forth below, the Reference Asset has limited trading history.

•
Market Disruption Events and Adjustments – The Payment at Maturity and the Observation Dates are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

INFORMATION REGARDING THE REFERENCE ASSET

We have derived the following information from publicly available documents published by the Reference Asset Issuer.  We have not independently verified the accuracy or completeness of the following information.  The Reference Asset Issuer operates a social networking website. The company's website allows people to communicate with their family, friends, and coworkers. The company develops technologies that facilitate the sharing of information, photographs, website links, and videos. Its users have the ability to share and restrict information based on their own specific criteria.

Because the Reference Asset is registered under the Securities Exchange Act of 1934, the Reference Asset Issuer is required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by the Reference Asset Issuer can be located at the SEC’s facilities or through the SEC’s website by reference to SEC CIK number 1326801.  We have not independently verified the accuracy or completeness of the Reference Asset Issuer’s information or reports.

Historical Information

The graph below sets forth recent historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2010, 2011, 2012, and 2013, the first calendar quarter of 2014 and the period from April 1, 2014 to April 2, 2014.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance or what the value of the Notes may be, and no assurance can be given as to the closing price of the Reference Asset on any Observation Date. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of any portion of your investment.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

Period- Start Date	Period- End Date	High Intra-Day Price of the Reference Asset	Low Intra-Day Price of the Reference Asset	Period-End Closing Price of the Reference Asset

5/18/2012	6/30/2012	$43.00	$25.52	$31.12
7/1/2012	9/30/2012	$32.88	$17.55	$21.65
10/1/2012	12/31/2012	$28.87	$18.80	$26.63

1/1/2013	3/31/2013	$32.50	$24.73	$25.58
4/1/2013	6/30/2013	$29.07	$22.67	$24.86
7/1/2013	9/30/2013	$51.59	$24.15	$50.24
10/1/2013	12/31/2013	$58.57	$43.56	$54.66

1/1/2014	3/31/2014	$72.58	$51.85	$60.24
4/1/2014	4/2/2014	$63.90	$60.24	$62.72

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Facebook, Inc.'s common stock began trading publicly on May 18, 2012.  As a result, there is limited trading information available for the second quarter of 2012, and no trading information prior to that time.  This limited historical performance of this Reference Stock is not necessarily indicative of its future performance.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements, and to the extent inconsistent, supersedes, the discussion in the product prospectus supplement dated July 26, 2013 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under proposed Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, including the securities, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We expect that delivery of the Notes will be made against payment for the Notes on or about April 14, 2014, which is the second (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Plan of Distribution” in the prospectus dated July 23, 2013. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated July 23, 2013.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs.  For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time.  This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes.  This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

STRUCTURING THE NOTES

The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that is likely to reduce the initial estimated value of the Notes at the time their terms are set. Unlike the estimated value included in this terms supplement or in the final pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

RBC Capital Markets, LLC

Buffered Autocallable Notes Linked to the Common Stock of Facebook Inc., due July 14, 2015

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.

The lower implied borrowing rate is a factor that reduces the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors result in the initial estimated value for the Notes on the pricing date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Will Be Less than the Price to the Public” above.

RBC Capital Markets, LLC

RBC Capital Markets®
EQUITY LINKED NOTE I RBC STRUCTURED NOTES GROUP
Buffered Autocallable Notes Linked to Common Stock of Facebook, Inc. Due July 14, 2015

INVESTMENT THESIS

•
The notes will be automatically called at the applicable Call Amount (to be determined on the Pricing Date) if the closing price of the Reference Asset on any quarterly Observation Date is greater than or equal to the Initial Level.

•	15% downside protection.
•	Subject to a one-for-one loss of the principal amount for any percentage decrease in the level of the Reference Asset of more than 15% if the notes are note called.

PRELIMINARY KEY TERMS

•	Reference Asset: Common Stock of Facebook, Inc. (FB)
•
Call Amounts: For each note, the prinicpal amount plus a coupon of [4.25% to 5.00%], [8.50% to 10.00%], [12.75% to 15.00%], [17.00% to 20.00%] or [21.25% to 25.00%], if called on the first, second, third, fourth or final Observation Date, respectively.

•	Buffer Percentage: 15%
•	Percentage Change: Final Level - Initial Level Initial Level

KEY RISK FACTORS

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not 100% principal protected.
•	Your return on the notes is limited to the applicable Call Amount.
•	Your notes are likely to have limited liquidity.

TAX

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

ORDER DEADLINE

•	RBCCM will accept orders to purchase the notes until April 9, 2014.

CUSIP: 78010UUM7	I	PRICING DATE: April 9, 2014	I	ISSUE DATE: April 14, 2014
IRS Circular 230 Notice:  To ensure compliance with IRS Circular 230, you are hereby notified that: (a) any discussion of federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by you for the purpose of avoiding penalties that may be imposed on you under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by us of the transactions or matters addressed herein; and (c) you should seek advice based on your particular circumstances from an independent tax advisor.